Exhibit 5.1

Andrew Abramowitz, PLLC
565 Fifth Avenue, 9th Floor
New York, New York 10017

January 31, 2013

iBio, Inc.
9 Innovation Way, Suite 100
Newark, Delaware 19711

Ladies and Gentlemen:

Re:	Registration Statement No. 333-175420 on Form S-3; Shares of Common Stock, par value $.001 per share, having an aggregate offering price of up to $10,000,000

Ladies and Gentlemen:

          We have acted as special counsel to iBio, Inc., a Delaware corporation (the “Company”), in connection with the sale through Further Lane Securities, L.P. as the sales agent from time to time by the Company of shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of up to $10,000,000, pursuant to (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 26, 2011 (File No. 333-175420) (the “Registration Statement”); (ii) the base prospectus included in the Registration Statement; (iii) a related prospectus supplement filed with the Commission pursuant to Rule 424(b) under the Act (such prospectus supplement and base prospectus described in clauses (ii) and (iii), together, the “Prospectus”); and (iv) that certain At-the-Market Equity Offering Sales Agreement dated as of January 31, 2013 (the “Sales Agreement”) by and between the Company and Further Lane Securities, LP. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

          As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

          Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Sales Agreement, the

iBio, Inc.
January 31, 2013

issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL and (ii) upon the issue of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Certificate of Incorporation.

          This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated January 31, 2013 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

ANDREW ABRAMOWITZ, PLLC